December 1998



   To Our Shareholders:

        We are pleased to inform you that CTG Resources, Inc. has adopted a shareholder rights plan.

        The plan is intended to protect the Company and its shareholders from potentially coercive takeover practices or takeover bids which are inconsistent with the interests of the Company and its shareholders. The plan is not intended to deter unsolicited offers that would provide superior long-term value to all of the Company's shareholders. The adoption of a shareholder rights plan has become common practice in major American companies and a well accepted approach to ensuring that all shareholders receive a fair price and are treated equally in the event of a takeover.

        This action was taken after careful study and not in response to any pending unsolicited attempt to take control of the Company. Of course, the Company from time to time explores possibilities for strategic alliances, business combinations or other substantive transactions as part of its ongoing assessment of its business and strategies.

        To effect the rights plan, the Board of Directors declared a dividend of one share purchase right for each outstanding share of the Company's common stock. The distribution is being made to shareholders of record as of the close of business on December 18, 1998.

        Under the plan, the rights will initially trade together with the Company's common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire the Company's common stock at a discounted price if any person or group acquires 10 percent or more of the Company's common stock. Rights held by persons who exceed the applicable threshold will be void. In certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

        The plan also includes an exchange option. In general, after the rights become exercisable, the Board of Directors may, at its option, effect an exchange of part or all of the rights (other than rights that have become void) for shares of the Company's common stock. Under this option, the Company would issue one share of common stock for each right, subject to adjustment in certain circumstances.

        The Company's Board of Directors may, at its option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on December 18, 2008, unless earlier redeemed, exchanged or amended by the Board of Directors.



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        The issuance of the rights is not a taxable event, will not affect the
   Company's reported financial condition or results of operations (including earnings per share), will not interfere with the Company's operating, financing or investing activities and will not change the way in which the Company's common stock is currently traded.

        A summary of the shareholder rights plan (which explains the terms and nature of the rights) is enclosed. Shareholders are urged to review the summary carefully and retain it with their permanent records.

        In adopting the shareholder rights plan, the Board has expressed its confidence in the Company's future and its determination that you, our shareholders, be given every opportunity to participate fully in that future.

   On Behalf of the Board of Directors,



   Victor H. Frauenhofer
   Chairman of the Board


































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